UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2015

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Building 3 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Will McGuire as Chief Executive Officer and President.

On June 19, 2015, Second Sight Medical Products, Inc. (the “Company”) and Will McGuire entered into an at-will employment agreement pursuant to which the Company appointed Mr. McGuire as Chief Executive Officer and President effective no later than August 18, 2015. Mr. McGuire was also appointed to the Board of Directors effective upon his assumption of duties as CEO and President of the Company.

Mr. McGuire, age 52, will be responsible for management and control of the business, affairs and properties of the Company. Mr. McGuire joins Second Sight from Volcano Corporation, where he was President of Americas Commercial since 2014 and prior to that, Senior Vice President and General Manager of Coronary Imaging, Systems and Program Management since 2013. Volcano, a global leader in intravascular imaging for coronary and peripheral applications and physiology, was acquired by Royal Philips in February 2015. Prior to joining Volcano, Mr. McGuire served as Vice President and General Manager of Patient Monitoring at Covidien. He previously served as President and Chief Executive Officer of AtheroMed, Inc., a venture capital-backed peripheral atherectomy company, prior to which he was Chief Operating Officer at Spectranetics Corporation, a publicly-traded medical device company. In addition, Mr. McGuire held various positions at Guidant Corporation from 1998 to 2005 including General Manager of Guidant Latin America; Director of U.S. Marketing for Vascular Intervention (VI); Director of Global Marketing for VI; and, Production Manager for Coronary Stents. Prior to 1998, Mr. McGuire held positions in Finance and Production at IVAC Medical Systems. A graduate of the Georgia Institute of Technology, Mr. McGuire received his M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

The Company has agreed to pay Mr. McGuire an annual salary of $390,000. Mr. McGuire will also be entitled to receive performance bonuses. The bonuses will be based on performance standards and goals to be met by Mr. McGuire in amounts and on terms established by the Company’s Board of Directors. The Company will grant Mr. McGuire (i) an option to purchase 420,000 shares of Company’s common stock under the Company’s equity incentive plan and (ii) 190,000 shares of Restricted Stock Units (“RSUs”). The per share exercise price of the options will be based on the closing price of Company’s stock on Nasdaq at the close of business the day prior to Mr. McGuire's official start date. The options and the RSUs will vest twenty five percent (25%) on the first anniversary of the grant date, and thereafter in twelve equal installments of six and one quarter percent (6.25%) on the next twelve quarterly anniversaries of the grant date.

The Company will reimburse Mr. McGuire for reasonable relocation costs from San Diego to Los Angeles (including real estate and moving expenses) for up to one year from the start date of his employment with the Company.

Either of the Company or Mr. McGuire may terminate employment at any time. Under the Employment Agreement if the Company terminates Mr. McGuire without cause, as defined within that agreement, he will be entitled to receive severance consisting of his salary for a period of 12 months following such termination and his pro-rated target bonus through the balance of the calendar year in which such termination occurs. Severance payments, if any, made to Mr. McGuire will be in addition to any other benefits earned by him or to which he may be entitled prior to such termination without cause including pro-rated bonus. In the event Mr. McGuire's employment is terminated for cause, he will not be entitled to any severance payments. The foregoing description of the at-will employment agreement is an outline description of terms and other provisions contained in that agreement. In all respects that description is qualified in its entirely by reference to the at-will employment agreement attached hereto as Exhibit 10.1 and which is incorporated herein by this reference.

There is no family relationship between Mr. McGuire and the Company’s officers and directors. Other than the employment terms described above, Mr. McGuire and the Company have not entered into any transaction, nor is any transaction proposed, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

Appointment of Dr. Robert J. Greenberg Chairman of the Board; Appointment of Alfred E. Mann Chairman Emeritus

Upon Mr. McGuire's assumption of duties as Chief Executive Officer and President of the Company, Dr. Greenberg will assume the position of Chairman of the Board of Directors and Alfred E. Mann, a founder and principal shareholder of the Company, will be named Chairman Emeritus of the Board.

On June 25, 2015, the Company issued a press release disclosing appointments of Mr. McGuire as Chief Executive Officer and President, Dr. Greenberg as Chairman of the Board and Mr. Mann as Chairman Emeritus of the Board. The Company’s press release is attached as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement dated June 19, 2015 between Second Sight Medical Products, Inc. and Will McGuire
99.1	Press Release issued June 25, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2015

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller
By: Thomas B. Miller
Chief Financial Officer

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